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Exhibit 15

Acknowledgement of Independent Registered Public Accounting Firm

November 16, 2004

The Board of Directors
United Stationers Inc.

We are aware of the incorporation by reference in the Registration Statement on Form S-8 of United Stationers Inc. pertaining to United Stationers Inc. 2004 Long-Term Incentive Plan of our reports dated April, 27, 2004, July 20, 2004 and October 25, 2004 relating to the unaudited condensed consolidated interim financial statements of United Stationers Inc. that are included in its Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, respectively.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/ Ernst & Young LLP

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Acknowledgement of Independent Registered Public Accounting Firm